Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), effective as of December 7, 2012 (the “Effective Date”), supercedes and replaces the Amended and Restated Employment Agreement dated January 15, 2008 (the “Prior Agreement”) by and between SCYNEXIS, Inc., a Delaware corporation (“Employer” or “Company”) and Dr. Yves J. Ribeill (“Employee”). Once this Agreement is in effect, the Prior Agreement shall have no further force or effect.

RECITALS:

WHEREAS, Employer considers the availability of Employee’s services to be important to the management and conduct of Employer’s business and desires to secure the continued availability of Employee’s services; and

WHEREAS, Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment. For the Term (as defined in Section 2), Employee shall be employed as Chief Executive Officer (the “Position”) of Employer. Employee will be located at the Employer’s principal executive offices in Durham, North Carolina. Employee hereby accepts and agrees to such employment, subject to the general supervision of the Board of Directors of Employer (the “Board”). Employee shall perform such duties and shall have such powers, authority and responsibilities as are customary for one holding the Position in a business similar to Employer and shall additionally render such other services and duties as may be reasonably assigned to Employee from time to time by the Board.

2. Term of Employment. This Agreement shall commence on the Effective Date and continue until terminated as provided in Section 5 or Section 6 (such period, the “Term”). Employee understands, acknowledges and agrees that this Agreement does not create an obligation for the Employer or any other person to continue Employee’s employment and, subject to Employee’s right to receive compensation and benefits as provided in Section 7, Employee will be an at-will employee and either the Employer or the Employee may terminate Employee’s employment at any time, with or without Just Cause (as defined herein) subject to any notice provisions set forth in this Agreement.

3. Compensation.

(a) For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee, during the Term, a base annual salary of not less than $250,108.00 payable in arrears in accordance with the customary payroll practices of Employer. During the Term, Employee’s annual base salary shall be reviewed and subject to increase in accordance with Employer’s standard policies and procedures.

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(b) Employee shall be eligible to earn an annual bonus during the term of up to 50% of Employee’s annual base salary, or such higher amount as determined by the Board of Directors (or a compensation committee thereof). The eligibility for such bonus shall be based upon the achievement of performance objectives mutually agreed upon by Employee and Employer and shall be payable in accordance with Employer’s customary bonus payment schedule.

(c) All amounts payable hereunder shall be subject to such deductions and withholdings as shall be required by law, if any.

(d) Employee shall be entitled to holidays, sick leave and other time off and to participate in those life, health or other insurance plans and other employee pension and welfare benefit programs, plans, practices and benefits generally made available from time to time to all employees of Employer; provided that nothing herein shall obligate Employer to continue any of such benefits for Employee if discontinued for other employees. Without limiting the foregoing, Employee shall be entitled to paid vacation during each fiscal year of the Term of 20 days, or such additional time as Employer may determine from time to time.

4. Reimbursement of Expenses. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing Employee’s obligations under this Agreement and also for any dues and costs of appropriate professional organizations and continuing professional education, subject to such reasonable documentation and substantiation as Employer shall require. Such reimbursements shall be paid promptly, but in no event later than December 31 of the year following the year in which the expense was incurred.

5. Disability. To the extent permitted by law, the following provisions shall apply. Upon the “disability” of Employee, this Agreement may be terminated by action of the Board upon 30 days prior written notice (the “Disability Notice”), such termination to become effective only if such disability continues after the thirty (30) day period. If, prior to the effective time of the Disability Notice, Employee shall recover from such disability and return to the full-time active discharge of his duties, then the Disability Notice shall be of no further force and effect and Employee’s employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his disability and return to his duties, then his services shall terminate at the effective time of the Disability Notice with the same force and effect as if that date had been the end of the Term originally provided for hereunder. Such termination shall not prejudice any benefits payable to Employee that are fully vested as of the date of such termination. Prior to the effective time of the Disability Notice, Employee shall continue to earn all compensation to which Employee would have been entitled as if he had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Section 3(a). A “disability” of Employee shall be deemed to exist at all times that Employee is considered by the insurance company which has issued any policy of long-term disability insurance owned by Employer or for which premiums are paid by Employer (the “Employer Policy”) to be totally disabled under the terms of such policy.

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6. Termination.

(a) If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last day of the Term; provided that such termination shall not prejudice any benefits payable to Employee or Employee’s beneficiaries that are fully vested as of the date of death.

(b) Employer may terminate Employee’s employment under this Agreement at any time with or without Just Cause. Any termination without Just Cause shall be effective only upon thirty (30) days prior written notice to Employee. Any termination with Just Cause shall be effective immediately or at such other time set by the Board. “Just Cause” shall mean: (i) Employee’s willful and material breach of this Agreement and Employee’s continued failure to cure such breach to the reasonable satisfaction of the Board within thirty (30) days following written notice of such breach to Employee from the Board; (ii) Employee’s conviction of, or entry of a plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude; (iii) Employee’s willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to the business, financial condition or assets of Employer; (iv) Employee’s intentional damage or destruction of substantial property of Employer; or (v) Employee’s breach of the terms of the Confidentiality Agreement (as defined below). Just Cause shall be determined by the Board in its reasonable discretion and the particulars of any determination shall be provided to Employee in writing. At any time within ninety (90) days of receipt by Employee in writing of such determination, Employee may object to such determination in writing and submit the determination to arbitration in accordance with Section 13(j). If such determination is overturned in arbitration, Employee will be treated as having been terminated without Just Cause and shall be entitled to the benefits of Section 7(c).

(c) Employee may voluntarily terminate his employment with Employer on thirty (30) days prior written notice to Employer.

7. Payments Upon Termination; Effects on Equity.

(a) Upon any termination pursuant to Section 6, Employee shall be entitled to receive a lump sum equal to any base salary, bonus and other compensation earned and due but not yet paid through the effective date of termination (collectively “Accrued Compensation”), provided however, that Employee shall not earn any additional variable compensation or bonus during the Severance Period or the Change in Control Severance Period. If Employee is entitled to a bonus at the time of termination but the amount of such bonus will not be calculated until a date that is after the termination date of Employee’s employment with the Employer, then Employer shall be obligated to pay the full amount of such bonus to Employee within thirty (30) days of the date of determination of such bonus.

(b) Just Cause Termination - If Employer, or any successor following a Change in Control or otherwise, terminates Employee’s employment for Just Cause, Employee shall forfeit any unexercised vested stock options at the date of termination. If Employee terminates his employment or if Employer (or its successor following a Change in Control) terminates

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Employee’s employment without Just Cause, Employee shall have ninety (90) days from the date of termination to exercise any vested options.

(c) Termination by other than for Just Cause; for Good Reason by Employee – In addition to the amounts payable under Section 7(a) above, at any time other than the twelve (12) month period after the consummation of a Change in Control, if Employees employment hereunder is terminated by (i) Employer other than for Just Cause, or (ii) Employee for Good Reason, and provided in either event that Employee executes a general Release and Settlement Agreement in the Company’s then current form (the “Release”) within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective in accordance with its terms, then Employee shall be entitled to the following:

(i) severance, payable in accordance with the Employer’s standard payroll practices, equal to Employee’s then current base salary (exclusive of any bonus pursuant to Section 3 herein or other variable compensation) for a period of 12 months commencing with the first payroll period following the termination (the “Severance Period”); provided that on the first regular payroll pay day following the effective date of the Release, the Employer will pay Employee the severance payments that Employee would otherwise have received under this Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of such severance payments being paid as originally scheduled;

(ii) the vesting of the Employee’s unvested stock options and any restricted stock awards shall be accelerated such that, effective as of the date of the Employee’s termination of employment, the Employee shall receive immediate accelerated vesting of such equity awards with respect to that same number of shares which would have vested if the Employee had continued in employment during the Severance Period, in accordance with the original vesting schedule of such equity awards;

(iii) if the Employee elects continued health care coverage under COBRA and timely pays his or her portion of the applicable premiums, the Employer will continue to pay for the same percentage of Employee’s, and Employee’s qualified beneficiaries’, COBRA premiums for continued medical, dental and vision group health coverage as the percentage of medical, dental and vision insurance premiums it paid for the Employee, and Employee’s beneficiaries, during the Employee’s employment (the “COBRA Premium Payments”). Such COBRA Premium Payments shall commence on the first day of the Severance Period and continue until the earlier of (i) the last day of the Severance Period; (ii) the date on which the Employee or qualified beneficiary, as applicable, becomes enrolled in the group health insurance plan of another employer, or (iii) the date on which the Employee or qualified beneficiary, as applicable, becomes entitled to Medicare after the COBRA election. The Employee is required to notify the Employer immediately if the Employee and/or qualified beneficiary becomes covered by a group health plan of a subsequent employer or entitled to Medicare. Upon the conclusion of such period of COBRA Premium Payments made by the Employer, the Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA coverage period. For purposes of this Section 7(c)(iii), references to COBRA shall be deemed to refer also to analogous provisions of state law and any applicable COBRA Premium Payments that are paid by the Employer shall not include any amounts payable by the Employee under an

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Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Employee. If the terms of any benefit plan referred to in this section do not permit continued participation by Employee, then Employer will arrange for other coverage providing substantially similar benefits at the same contribution level of Employee. Employee’s disability insurance coverage will end upon his last day of active employment and Employee may port or convert the basic life insurance coverage within 31 days of the termination date as provided under the terms of the policy.

(d) Termination following Change in Control - If, within twelve (12) months after the consummation of a Change in Control (as such term is defined in Section 7(e)(i)), Employer terminates Employee’s employment without Just Cause or Employee terminates his employment with Employer Agreement as a result of a Good Reason (as such term is defined in Section 7(e)(ii)); and, in either event, if Employee executes a Release within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective in accordance with its terms, then Employee shall be entitled to the following in lieu of any severance compensation or benefits set forth in Section 7(c):

(i) all Accrued Compensation (as defined in Section 7(a) herein);

(ii) severance, payable in accordance with the Employer’s standard payroll practices, equal to Employee’s then current base salary (exclusive of any bonus pursuant to Section 3 herein or other variable compensation) for 24 months commencing with the first payroll period following the effectiveness of the Release (the “Change in Control Severance Period”);

(iii) all stock option grants and any restricted stock grants then held by Employee shall be subject to accelerated vesting such that all unvested shares shall be accelerated and deemed fully vested as of Employee’s last day of employment; and

(iv) if the Employee elects continued health care coverage under COBRA and timely pays his or her portion of the applicable premiums, the COBRA Premium Payment benefits provided for in Section 7(c)(iii) shall commence on the first day of the Change in Control Severance Period and continue until the earlier of (i) the last day of the Change in Control Severance Period; (ii) the date on which the Employee or qualified beneficiary, as applicable, becomes enrolled in the group health insurance plan of another employer, or (iii) the date on which the Employee or qualified beneficiary, as applicable, becomes entitled to Medicare after the COBRA election. If the terms of any benefit plan referred to in this section do not permit continued participation by Employee, then Employer will arrange for other coverage providing substantially similar benefits at the same contribution level of Employee. Employee’s disability insurance coverage will end upon his last day of active employment and Employee may port or convert the basic life insurance coverage within 31 days of the termination date as provided under the terms of the policy.

(e) For purposes hereof:

(i) A “Change in Control” shall be deemed to have occurred if, at any time:

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(A) Employer shall be a party to any merger, consolidation or other similar transaction that results in the shareholders of Employer immediately before the merger, consolidation or other similar transaction owning less than 50% of the equity, or possessing less than 50% of the voting control, of Employer or the successor entity in the merger, consolidation or other similar transaction;

(B) Employer shall liquidate, dissolve or sell or otherwise dispose of all or substantially all of its assets; or

(C) the shareholders of Employer sell or otherwise dispose of Employer’s capital stock in a single transaction or series of related transactions such that the shareholders immediately before such transaction or related transactions own less than 50% of the equity, and possess less than 50% of the voting power of Employer.

Provided, however, that an initial public offering or subsequent public offering of Employer’s common stock shall not constitute a Change in Control.

(ii) “Good Reason” shall mean the occurrence of any of the following events without Employee’s express written consent:

(A) Assignment to, or withdrawal from, Employee of any duties or responsibilities that results in a material diminution in such Employee’s authority, duties or responsibilities as in effect immediately prior to such change;

(B) A material diminution in the authority, duties or responsibilities of the supervisor to whom Employee is required to report, including (if applicable) a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(C) A material reduction by Employer of Employee’s annual base salary;

(D) A relocation of Employee or Employer’s principal executive offices if Employee’s principal office is at such offices, to a location more than sixty (60) miles from the location at which Employee is then performing his duties, except for an opportunity to relocate which is accepted by Employee in writing; or

(E) A material breach by Employer of any provision of this Agreement or any other enforceable written agreement between Employee and Employer;

Provided, however, that, any termination of employment by the Employee shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) the Employee gives the Employer written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Employee believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Employer fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (iii) the Employee terminates his employment within twelve (12) months following the end of the Cure Period.

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(f) Except as otherwise provided in this Section 7, upon termination of this Agreement for any reason, Employee shall not be entitled to any form of severance benefits, or any other payment whatsoever. Employee agrees that the payments and benefits provided hereunder, subject to the terms and conditions hereof shall be in full satisfaction of any rights which he might otherwise have or claim by operation of law, by implied contract or otherwise, except for rights which he may have under any employee benefit plan of Employer.

8. Application of Section 409A. Benefits payable under the Agreement, to the extent of payments made from the date of termination of the Employee through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to the Employee be delayed until 6 months after separation from service if the Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

9. Parachute Payments.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit the Employee would receive from the Employer pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata

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Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c) The Employer shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. The Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(d) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employer and the Employee within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Employer or the Employee) or such other time as agreed upon by the Employer and the Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Employer and the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. The Employer shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

(e) If, notwithstanding any reduction described in this Section 9, the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Employee shall be obligated to pay back to the Employer, within thirty (30) days after a final IRS determination or in the event that such Employee challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Employer so that Employee’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Employee’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Employee shall pay the Excise Tax.

(f) Notwithstanding any other provision of this Section 9, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that Employee is liable for the Excise Tax, the payment of which would result in the maximization of Employee’s net after-tax proceeds (calculated as if Employee’s benefits had not previously been reduced), and (iii) Employee pays the Excise Tax, then the Employer shall pay to Employee those benefits which were reduced pursuant to this section contemporaneously or as soon as

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administratively possible after Employee pays the Excise Tax so that Employee’s net after-tax proceeds with respect to the payment of benefits is maximized.

10. Best Efforts of Employee. Employee agrees that Employee will at all times faithfully, industriously and to the best of Employee’s ability, experience and talents perform all the duties that may be required of Employee pursuant to the terms hereof, to the reasonable satisfaction of Employer, commensurate with Employee’s position. Such duties shall be rendered at such place as Employer designates and Employee acknowledges that Employee may be required to travel as shall reasonably be required to promote the business of Employer. To the extent reasonably required by the duties assigned to Employee, Employee shall devote substantially all Employee’s time, attention, knowledge and skills to the business and interest of Employer and Employer shall be entitled to all the benefits, profits and other issue arising from or incident to all work, service and advice of Employee; provided, however, that Employee shall be permitted to devote a reasonable amount of time to charitable, religious or service organizations. During the Term, Employee shall not be interested, directly or indirectly, in any manner as partner, manager, officer, director, shareholder, member, adviser, consultant, employee or in any other capacity in any other business; provided, that nothing herein contained shall be deemed to prevent or limit the right of Employee to beneficially own less than 5% of the stock of a corporation traded on a national securities exchange as long as such passive investment does not interfere with or conflict with the performance of services to be rendered hereunder.

11. Confidentiality and Covenant Not to Compete. The terms of the Confidentiality, Invention, and Non-Competition Agreement by and between the Employee and Employer dated July 1, 2000 (the “Confidentiality Agreement”), are hereby incorporated by reference and are a material part of this Agreement.

12. Indemnification. Employer will indemnify and hold harmless Employee from any cause of action resulting from the performance of Employee’s duties under this Agreement to the fullest extent permitted by law.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflicts of law principles thereof.

(b) This Agreement constitutes the entire Agreement between Employee and Employer with respect to the subject matter hereof, and supersedes in their entirety any and all prior oral or written agreements, understandings or arrangements between Employee and Employer or any of its affiliates relating to the terms of Employee’s employment by Employer, and all such agreements, understandings and arrangements are hereby terminated and are of no force and effect. Employee hereby expressly disclaims any rights under any such agreements, understandings and arrangements. This Agreement may not be amended or terminated except by an agreement in writing signed by both parties.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

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(d) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by nationally recognized overnight courier service or deposited in the mail, postage prepaid, return receipt requested, addressed as follows:

To Employer:

SCYNEXIS, Inc.

3501-C Tricenter Boulevard

Durham, NC 27709

Attn: Human Resources

To Employee:

Dr. Yves J. Ribeill

At the then current address contained in Employee’s personnel file

Notices given in person or by overnight courier service shall be deemed given when delivered in person or the day after delivery to the courier addressed to the address required by this Section 13(d), and notices given by mail shall be deemed given three days after deposit in the mail. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to the other party shall be sent.

(e) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(f) This Agreement may not be assigned by Employee without the written consent of Employer. Any attempted assignment in contravention of this provision shall be null and void. This Agreement shall be binding on any successors or assigns of either party hereto.

(g) For purposes of this Agreement, employment of Employee by any affiliate of Employer shall be deemed to be employment by Employer hereunder, and a transfer of employment of Employee from one such affiliate to another shall not be deemed to be a termination of employment of Employee by Employer or a cessation of the Term, it being the intention of the parties hereto that employment of Employee by any affiliate of Employer shall be treated as employment by Employer and that the provisions of this Agreement shall continue to be fully applicable following any such transfer. Notwithstanding the above, the parties hereby confirm that a relocation of Employee or Employer’s principal executive offices if Employee’s principal office is at such offices, to a location more than sixty (60) miles from the location at which Employee is then performing his duties, except for an opportunity to relocate which is accepted by Employee in writing, shall constitute a Good Reason as set forth in Section 7(e)(ii) herein.

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(h) The respective rights and obligations of the parties hereunder shall survive any termination of the Term or Employee’s employment with Employer to the extent necessary to preserve such rights and obligations for their stated durations.

(i) In the event that it shall become necessary for either party to retain the services of an attorney to enforce any terms under this Agreement, the prevailing party, in addition to all other rights and remedies hereunder or as provided by law, shall be entitled to reasonable attorneys’ fees and costs of suit. Employer shall reimburse Employee for the reasonable fees and expenses of counsel, up to $400, to Employee for the original negotiation of this Agreement.

(j) Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration panel, which shall consist of three members, may be entered in any court having jurisdiction. Any arbitration shall be held in Durham, North Carolina, unless otherwise agreed in writing by the parties. One arbitrator shall be selected by Employee, one arbitrator shall be selected by Employer, and the third arbitrator shall be selected by the two arbitrators selected by Employee and Employer.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SCYNEXIS, INC.

By:	/s/ Chuck Osborne
Name:	Chuck Osborne
Title	Chief Financial Officer

EMPLOYEE:

/s/ Dr. Yves J. Ribeill
Dr. Yves J. Ribeill

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